As filed with the Securities and Exchange Commission on March 2, 2006       Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
CALAVO GROWERS, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	33-0945304 (I.R.S. Employer Identification No.)
1141-A Cummings Road
Santa Paula, California 93060
(Address of principal executive offices)

2005 Stock Incentive Plan of Calavo Growers, Inc.
(Full title of the plan)

Lecil E. Cole
Chief Executive Officer
Calavo Growers, Inc.
1141-A Cummings Road
Santa Paula, California 93060
(Name and address of agent for service)
(805) 525-1245
(Telephone number, including area code, of agent for service)
Copy to:
Marc Brown
Troy & Gould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 789-1269
CALCULATION OF REGISTRATION FEE

				Proposed Maximum
Title Of Each Class Of	Amount To Be	Proposed Maximum		Aggregate Offering		Amount Of
Securities To Be Registered	Registered (1)	Offering Price Per Share		Price		Registration Fee
Common Stock, par value $0.001 per share(2)	400,000 shares(2)	$9.10	(2)	$3,640,000	(2)	$389.48
Common Stock, par value $0.001 per share(2)	2,100,000 shares(2)	$10.04	(2)	$21,084,000	(2)	$2,255.99
Total	2,500,000 shares	—		$24,724,000		$2,645.47

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2005 Stock Incentive Plan of Calavo Growers, Inc as a result of the anti-dilution adjustment provisions of the plan.

(2)	With respect to 400,000 shares to be offered under the 2005 Stock Incentive Plan of Calavo Growers, Inc., for which the offering price is known, the registration fee was determined in accordance with Rule 457(h) under the Securities Act of 1933. With respect to the remaining 2,100,000 shares of common stock that are issuable under this plan for which the offering price is not known, the proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(h) of the Securities Act on the basis of the high and low trading prices of the registrant’s common stock as reported on the Nasdaq National Market on February 28, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed by Calavo Growers, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 are incorporated by reference into this registration statement:
•	The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, filed on February 1, 2006;

•	The Company’s amended Quarterly Report on Form 10-Q/A for the quarter ended July 31, 2005 filed on January 31, 2006;

•	The Company’s Current Reports on Form 8-K filed on January 19, 2006 and January 31, 2006, respectively; and

•	The description of the Company’s common stock contained in its registration statement on Form 8-A filed on December 6, 2001, File No. 000-33385, including any amendment or report subsequently filed for the purpose of updating such description.
     In addition, each document that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Sections 204 and 317 of the California General Corporation Law authorize the Company to indemnify, subject to the terms and conditions set forth therein, its directors, officers, employees and other agents against expenses, judgments, fines, settlements and other amounts that they may incur in connection with pending, threatened or completed legal actions or proceedings that are based upon their service as directors, officers, employees or other agents of the Company or that are based upon their service as directors, officers, employees or other agents of certain other specified entities. The California General Corporation Law also provides that the Company is entitled to purchase indemnification insurance on behalf of any such director, officer, employee or agent.
     Article VII of the Company’s Bylaws requires the indemnification by the Company of each of its directors to the maximum extent permitted by law. Article VII of the Company’s Bylaws authorizes, but does not require, the Company to indemnify its officers, employees and other agents against the expenses, judgments, fines, settlements and other amounts that are described in the preceding paragraph.

Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:
4.1	2005 Stock Incentive Plan of Calavo Growers, Inc. (previously filed on February 22, 2005 as an exhibit to the Registrant’s Definitive Proxy Statement on Form DEF14A and incorporated herein by reference).

4.2	Form of Option Agreement for the 2005 Stock Incentive Plan of Calavo Growers, Inc. (previously filed on February 1, 2006 as an exhibit to the Registrant’s Report on Form 10-K and incorporated herein by reference).

5.1	Opinion of Troy & Gould PC (included with this registration statement).

23.1	Consent of Deloitte & Touche LLP (included with this registration statement).

23.2	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).
Item 9. Undertakings
     (a) The Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Paula, California, on March 2, 2006.

CALAVO GROWERS, INC.

By:	/s/ Lecil E. Cole

Lecil E. Cole
Chief Executive Officer
POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Lecil E. Cole as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

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Signature	Title	Date
/s/ Lecil E. Cole	Chairman of the Board of Directors,	March 2, 2006

Lecil E. Cole	Chief Executive Officer and President
(Principal Executive Officer)

Chief Operating Officer, Chief Financial
/s/ Arthur J. Bruno	Officer and Corporate Secretary	March 2, 2006

Arthur J. Bruno	(Principal Financial Officer)

/s/ James E. Snyder	Controller	March 2, 2006

James E. Snyder	(Principal Accounting Officer)

/s/ Donald M. Sanders	Director	March 2, 2006

Donald M. Sanders

/s/ Fred J. Ferrazzano	Director	March 2, 2006

Fred J. Ferrazzano

/s/ John M. Hunt	Director	March 2, 2006

John M. Hunt

/s/ George H. Barnes	Director	March 2, 2006

George H. Barnes

/s/ J. Link Leavens	Director	March 2, 2006

J. Link Leavens

/s/ Alva V. Snider	Director	March 2, 2006

Alva V. Snider

/s/ Michael D. Hause	Director	March 2, 2006

Michael D. Hause

/s/ Dorcas H. McFarlane	Director	March 2, 2006

Dorcas H. McFarlane

/s/ Egidio Carbone, Jr	Director	March 2, 2006

Egidio Carbone, Jr

/s/ Scott Van Der Kar	Director	March 2, 2006

Scott Van Der Kar

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EXHIBIT INDEX
     The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:
4.1	2005 Stock Incentive Plan of Calavo Growers, Inc. (previously filed on February 22, 2005 as an exhibit to the Registrant’s Definitive Proxy Statement on Form DEF14A and incorporated herein by reference).

4.2	Form of Option Agreement for the 2005 Stock Incentive Plan of Calavo Growers, Inc. (previously filed on February 1, 2006 as an exhibit to the Registrant’s Report on Form 10-K and incorporated herein by reference).

5.1	Opinion of Troy & Gould PC (included with this registration statement).

23.1	Consent of Deloitte & Touche LLP (included with this registration statement).

23.2	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

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